The Gabelli Value 25 Fund Inc. 485BPOS

Exhibit 28(j)(1)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated March 1, 2023, relating to the financial statements and financial highlights, which appears in The Gabelli Value 25 Fund Inc.’s Annual Report on Form N-CSR for the year ended December 31, 2022. We also consent to the references to us under the headings "Financial Highlights", "Financial Statements" and "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 28, 2023